
Sterling Check Corp. 2023 Global Revenue by Vertical
Transportation
3%
Retail & E-Commerce
7%
Healthcare
23%
Business & Prof.
Services
5%
Financial Services
12%
Manufacturing &
Industrials
18%
TMT & Hospitality
9%
General Staffing
10%
Gig Economy
13%